                                    ADDENDUM
                                       TO
               eVENTURES GROUP, INC. REGISTRATION RIGHTS AGREEMENT
                            DATED SEPTEMBER 22, 1999

         This Addendum (the "Addendum") is made effective as of the 19th day of October, 1999, by and among each of the persons listed on Schedule 1 hereto (each, a "New Shareholder"), eVentures Group, Inc., a Delaware corporation (the "Company"), and other shareholders (the "Shareholders") of the Company that are parties to that certain Registration Rights Agreement dated as of September 22, 1999 (as amended, modified, supplemented or restated, the "Agreement"), between the Company and its shareholders.

                                R E C I T A L S:

         A. The Company and the Shareholders entered into the Agreement to impose certain restrictions and obligations upon themselves and the shares of stock (the "Stock") of the Company.

         B. Each New Shareholder is desirous of becoming a Shareholder of the Company.

         C. Holders of a majority of the Registrable Shares have consented to including each New Shareholder as a "Stockholder" under the Agreement, and each New Shareholder desires to enter into an Addendum to extend to each New Shareholder the benefits of and obligations under the Agreement to the same extent as if they were original parties thereto.

         NOW THEREFORE, in consideration of the mutual promises of the parties, the parties agree as follows:

         1. Each New Shareholder acknowledges that he or she has read the Agreement, which is attached hereto as Exhibit A and incorporated herein for all purposes, and knows and understands its content.

         2. Each New Shareholder shall be bound by, and shall have the benefit of, all the terms and conditions set out in the Agreement to the same extent as if the New Shareholder were an original party thereto, but only effective as of the date of this Addendum Agreement.

         3. This Addendum shall be attached to, be incorporated into and become part of the Agreement.

         4. Except to the extent defined in this Addendum, all defined terms shall have the meaning set forth in the Agreement.

         IN WITNESS WHEREOF, the undersigned parties have executed this Addendum as of the date first written above.



                                      NEW SHAREHOLDER


                                      -----------------------------------------
                                      Name:
                                           ------------------------------------

AGREED TO AND ACCEPTED



On behalf of the shareholders and the Company

COMPANY:

eVentures Group, Inc.


By: /s/ STUART CHASANOFF
   -----------------------------------
Name: Stuart Chasanoff
     ---------------------------------
Title: Vice President
      --------------------------------